EXHIBIT 2.2

STRICTLY PRIVATE AND CONFIDENTIAL

25 JULY 2017

MICHAEL KORS HOLDINGS LIMITED

JAG ACQUISITIONS (UK) LIMITED

JIMMY CHOO PLC

COOPERATION AGREEMENT

65 Fleet Street
London EC4Y 1HS

CONTENTS
CLAUSE		PAGE

1	Definitions and interpretation	1
2	Publication of the Announcement and the terms of the Acquisition	8
3	Regulatory clearances	8
4	Scheme Document	11
5	Implementation of the Acquisition	12
6	Switching to the Takeover Offer	13
7	Jimmy Choo Share Schemes	14
8	Directors’ and officers’ insurance	14
9	Guarantee	15
10	Break Payment	15
11	Inducement Payment	17
12	VAT	18
13	Termination	20
14	Takeover Code	21
15	Representations and warranties	22
16	Costs	23
17	Entire agreement	23
18	Assignment	23
19	Notices	24
20	Language	25
21	Waivers, rights and remedies	25
22	No partnership	25
23	Further assurances	26
24	Counterparts	26
25	Variations	26
26	Invalidity	26
27	Third party enforcement rights	27
28	Governing law and jurisdiction	27
Schedule 1 Form of Announcement		29
Schedule 2 Employee-related matters		30

-i-

THIS AGREEMENT is made on 25 July 2017
Between:
(1)	MICHAEL KORS HOLDINGS LIMITED, a company registered in the British Virgin Islands with registered number 09072153, whose principal executive office is at 33 Kingsway, London, WC2B 6UF, United Kingdom (Offeror);
(2)	JAG ACQUISITIONS (UK) LIMITED, a company registered in England and Wales with registered number 10865411, whose registered office is at 33 Kingsway, London, WC2B 6UF, United Kingdom (Bidco); and
(3)	JIMMY CHOO PLC, a public limited company registered in England and Wales with registered number 09198021, whose registered office is 10 Howick Place, London, SW1P 1GW, United Kingdom (Jimmy Choo),
(each a party and together the parties).
Whereas:
(A)	Offeror proposes to announce immediately following execution of this Agreement its firm intention to make a recommended offer for the entire issued and to be issued share capital of Jimmy Choo pursuant to Rule 2.7 of the Code.
(B)	The Acquisition will be made on the terms and subject to the conditions set out in the Announcement and this Agreement.
(C)	The parties intend that the Acquisition will be implemented by way of the Scheme, although Offeror reserves the right, subject to the terms of this Agreement and the Announcement, to implement the Acquisition by way of the Takeover Offer.
(D)	The parties are entering into this Agreement to set out certain obligations and commitments in relation to the implementation of the Acquisition (whether by way of the Scheme or the Takeover Offer).
It is agreed as follows:
1.	Definitions and interpretation
1.1	In this Agreement (including the recitals but excluding Schedule 1), the terms and expressions listed in this clause 1.1 shall have the meanings set out in this clause 1.1. Terms and expressions used in Schedule 1 shall have the meanings given to them in Schedule 1.
Acceptance Condition means the acceptance condition to any Takeover Offer;
Acquisition means the direct or indirect acquisition of the shares of Jimmy Choo by Offeror (other than any Jimmy Choo Shares already held by the Offeror Group), to be effected by way of (i) the Scheme; or (ii) the Takeover Offer (as the case may be);
Acquisition Document means (i) if the Scheme is (or is to be) implemented, the Scheme Document; or (ii) if the Takeover Offer is (or is to be) implemented, the Offer Document;

Announcement means the announcement detailing the terms and conditions of the Acquisition to be made pursuant to Rule 2.7 of the Code, in substantially the form set out in Schedule 1;
Break Payment has the meaning given in clause 10.1;
Break Payment Event has the meaning given in clause 10.1;
Business Day means a day other than a Saturday or Sunday or public holiday in England and Wales on which banks in London are open for general commercial business;
Clean Team Arrangements means the arrangements established pursuant to the Joint Defense Agreement entered into in connection with the Acquisition between, among others, Jimmy Choo and Offeror dated 28 June 2017 and any additional clean team confidentiality agreements between Jimmy Choo and Offeror that may be concluded;
Clearances means any approvals, consents, clearances, permissions, confirmations, comfort letters and waivers that may need to be obtained, all filings that may need to be made and waiting periods that may need to have expired, from or under any of the Laws, regulations or practices applied by any Relevant Authority (or under any agreements or arrangements to which any Relevant Authority is a party), in each case that are necessary and/or expedient to satisfy one or more of the Regulatory Conditions;
Code means the City Code on Takeovers and Mergers, as issued from time to time by or on behalf of the Panel;
Companies Act means the Companies Act 2006;
Competing Proposal means any proposal or possible proposal, in respect of or for:
(a)	an offer, merger, acquisition, dual‑listed structure, scheme of arrangement, reverse takeover, whitewash transaction and/or business combination (or the announcement of a firm intention to do the same), the purpose of which is to acquire, directly or indirectly, 30 per cent. or more of the issued or to be issued ordinary share capital of Jimmy Choo (when aggregated with the shares already held by the acquirer or by any person acting or deemed to be acting in concert with the acquirer);
(b)	the acquisition or disposal, directly or indirectly, of all or a significant portion (being 30 per cent. or more) of the business, assets and/or undertakings of the Jimmy Choo Group calculated by reference to any of its revenue, profits or value taken as a whole;
(c)	a demerger and/or liquidation involving all or a significant portion (being 30 per cent. or more) of the Jimmy Choo Group calculated by reference to any of its revenue, profits or value taken as a whole; or
(d)	any other transaction which would be reasonably likely materially to preclude, impede or delay or otherwise prejudice the implementation of the Acquisition (including, for the avoidance of doubt, any transaction or arrangement which would constitute a Class 1 transaction for the purposes of the Listing Rules undertaken by Jimmy Choo), in each case which is not effected by Offeror (or a person acting in concert with Offeror) or at Offeror’s direction, and whether implemented in a single transaction or a series of transactions and whether conditional or otherwise (but, for the avoidance of doubt, in no event, shall the holding by JAB Luxury of its interest in Jimmy Choo constitute a Competing Proposal);
Conditions means:
(a)	for so long as the Acquisition is being implemented by means of the Scheme, the conditions to the implementation of the Acquisition (including the Scheme) as set out in Appendix 1 to the Announcement and to be set out in the Acquisition Document; and
(b)	for so long as the Acquisition is being implemented by means of the Takeover Offer, the conditions referred to in (a) above, as amended by replacing the Scheme Condition with the Acceptance Condition, and Condition shall be construed accordingly;
Confidentiality Agreements means the confidentiality agreements between Offeror and Jimmy Choo in relation to the Acquisition dated 15 June 2017 and 28 June 2017;
Connected Persons has the meaning given to it in the confidentiality agreement entered into between Offeror and Jimmy Choo dated 28 June 2017;
Costs means losses, damages, costs (including reasonable legal costs) and expenses (including taxation), in each case of any nature whatsoever;
Court means the High Court of Justice in England and Wales;
Court Hearing means the hearing by the Court of the petition to sanction the Scheme and to grant the Court Order;
Court Meeting means the meeting(s) of the Scheme Shareholders to be convened by order of the Court pursuant to section 896 of the Companies Act, notice of which will be set out in the Scheme Document, for the purpose of approving the Scheme, including any adjournment thereof;
Court Order means the order(s) of the Court sanctioning the Scheme under section 899 of the Companies Act;
Effective Date means:
(a)	the date on which the Scheme becomes effective in accordance with its terms; or
(b)	if Offeror elects to implement the Acquisition in accordance with the terms of this Agreement by means of the Takeover Offer, the date that the Takeover Offer becomes or is declared unconditional in all respects;

Formal Sale Process means the formal sale process for Jimmy Choo within the context of the Code and which commenced on 24 April 2017 pursuant to an announcement made by the Jimmy Choo Board;
Form of Acceptance means the form of acceptance to be used by Jimmy Choo Shareholders in relation to the Takeover Offer;
Group means, in relation to any person, that person and any bodies corporate which are subsidiaries or subsidiary undertakings of that person;
Guarantee has the meaning given in clause 9.1;
HMRC means Her Majesty’s Revenue & Customs;
Hold Separate Arrangements has the meaning given in clause 3.2(b);
Inducement Payment has the meaning given in clause 11.1;
Inducement Payment Event has the meaning given in clause 11.1;
JAB Luxury means JAB Luxury GmbH, the majority shareholder of Jimmy Choo;
Jimmy Choo Board means the board of directors of Jimmy Choo from time to time;
Jimmy Choo Board Recommendation means a unanimous and unqualified recommendation from the Jimmy Choo Directors to Jimmy Choo Shareholders in respect of the Acquisition: (i) to vote in favour of the Jimmy Choo Resolutions; or (ii) if Offeror elects to proceed with the Takeover Offer in accordance with the terms of this Agreement, to accept the Takeover Offer;
Jimmy Choo Directors means the directors of Jimmy Choo from time to time;
Jimmy Choo General Meeting means the general meeting of Jimmy Choo to be convened in connection with the Scheme, notice of which will be set out in the Scheme Document, including any adjournment thereof;
Jimmy Choo Group means Jimmy Choo and its subsidiary undertakings and member of the Jimmy Choo Group shall be construed accordingly;
Jimmy Choo Resolutions means such shareholder resolutions of Jimmy Choo as are necessary to approve, implement or effect the Scheme and the Acquisition and changes to Jimmy Choo’s articles of association;
Jimmy Choo Share Plan means the Jimmy Choo Long Term Incentive Plan adopted by the Jimmy Choo Board on 21 October 2014 and as amended from time to time;
Jimmy Choo Shareholders means the holders of Jimmy Choo Shares from time to time;
Jimmy Choo Shares means the ordinary shares of 100 pence each in the capital of Jimmy Choo, from time to time;
Law means any applicable statute, law, rule, regulation, ordinance, code, order, judgment, injunction, writ, decree, directive, policy, guideline, interpretation or rule of common law issued, administered or enforced by any Relevant Authority, or any judicial or administrative interpretation thereof;
Listing Rules means the rules and regulations made by the Financial Conduct Authority in its capacity as the UK Listing Authority under the Financial Services and Markets Act 2000, and contained in the UK Listing Authority’s publication of the same name;
Longstop Date means 31 January 2018 or such later date as may be agreed in writing by Offeror and Jimmy Choo (with the Panel’s consent and as the Court may approve (if such consents(s) or approval(s) is/are required));
Offer Document means, if (following the date of this Agreement) Offeror elects to implement the Acquisition by way of the Takeover Offer in accordance with clause 6.1, the document to be sent to (among others) Jimmy Choo Shareholders setting out, among other things, the full terms and conditions of the Takeover Offer;
Offeror Board means the board of directors of Offeror from time to time;
Offeror Directors means the directors of Offeror from time to time;
Offeror Group means the Offeror and its subsidiary undertakings and member of the Offeror Group shall be construed accordingly;
Panel means the UK Panel on Takeovers and Mergers;
Phase 2 CMA Reference means a reference to the Chair of the Competition and Markets Authority for the constitution of a group under Schedule 4 to the Enterprise and Regulatory Reform Act 2013;
Regulatory Conditions means the conditions set out in paragraphs 3 to 6 (inclusive) of Part A of Appendix 1 to the Announcement (so far as, in the case of paragraphs 4, 5 and 6, the relevant Third Party under that Condition is a Relevant Authority);
Regulatory Information Service means any information service authorised from time to time by the Financial Conduct Authority for the purpose of disseminating regulatory announcements;
Relevant Authority means any central bank, ministry, governmental, quasi‑governmental, supranational (including the European Union), statutory, regulatory or investigative body, authority or tribunal (including any national or supranational (including the European Commission) anti‑trust, competition or merger control authority, any sectoral ministry or regulator and foreign investment review body), national, state, municipal or local government (including any subdivision, court, tribunal, administrative agency or commission or other authority thereof), any entity owned or controlled by them, any private body exercising any regulatory, taxing, importing or other authority, trade agency, association, institution or professional body in any jurisdiction;
Remedies means any conditions, measures, commitments, undertakings, remedies or other obligations relating to the disposal of, or any restrictions on or other changes to the conduct of, all or part of any business, activities or assets of the Offeror Group or the Jimmy Choo Group as might be required to remedy concerns identified by a Relevant Authority in connection with obtaining any Clearances and Remedy shall be construed accordingly;
Rule 12 Event means proceedings initiated by the European Commission under Article 6(1)(c) of Council Regulation (EC) No. 139/2004 (the Regulation) or a referral to a competent authority of the United Kingdom under Article 9(1) of the Regulation followed by a Phase 2 CMA Reference and the Acquisition lapsing as a result under Rule 12.1(a) of the Code;
Scheme means the scheme of arrangement proposed to be made under Part 26 of the Companies Act between Jimmy Choo and the Scheme Shareholders, with or subject to any modification, addition or condition approved or imposed by the Court and agreed to by Jimmy Choo and Bidco;
Scheme Conditions means the conditions referred to in paragraph 2 of Part A of Appendix 1 to the Announcement;
Scheme Document means the document to be sent to (among others) Jimmy Choo Shareholders containing and setting out, among other things, the full terms and conditions of the Scheme and containing the notices convening the Court Meeting and the Jimmy Choo General Meeting;
Scheme Record Time means the time and date specified as such in the Scheme Document or such later time as Jimmy Choo and Offeror may agree;
Scheme Shareholders means the holders of Scheme Shares;
Scheme Shares has the meaning given in the Announcement;
Switch has the meaning given in clause 6.1;
Takeover Offer means a takeover offer (within the meaning of section 974 of the Companies Act) to be made by or on behalf of Offeror or Bidco to acquire the entire issued and to be issued share capital of Jimmy Choo on the terms and conditions to be set out in the Offer Document;
UK or United Kingdom means the United Kingdom of Great Britain and Northern Ireland;
VAT means value added tax charged in accordance with the Value Added Tax Act 1994 (as amended from time to time); and
Working Hours means 9.30 a.m. to 5.30 p.m. in the relevant location on a Business Day.
1.2	In this Agreement, unless the context otherwise requires:
(a)	the expressions subsidiary and subsidiary undertaking have the meanings given in the Companies Act;
(b)	the expressions acting in concert and concert parties shall be construed in accordance with the Code;

(c)	interest in shares or securities shall be construed in accordance with the Code;
(d)	a reference to an enactment or statutory provision shall include a reference to any subordinate legislation made under the relevant enactment or statutory provision and is a reference to that enactment, statutory provision or subordinate legislation as from time to time amended, consolidated, modified, re-enacted or replaced;
(e)	references to a person include any individual, an individual’s executors or administrators, a partnership, a firm, a body corporate (wherever incorporated), an unincorporated association, government, state or agency of a state, local or municipal authority or government body, a joint venture, association, works council or employee representative body (in any case, whether or not having separate legal personality);
(f)	references to a recital, paragraph, clause or Schedule (other than a schedule to a statutory provision) shall refer to those of this Agreement unless stated otherwise;
(g)	headings do not affect the interpretation of this Agreement, the singular shall include the plural and vice versa, and references to one gender include all genders;
(h)	references to time are to London time;
(i)	any reference to a day (including within the phrase Business Day) shall mean a period of 24 hours running from midnight to midnight;
(j)	references to any English legal term for any action, remedy, method of judicial proceeding, legal document, legal status, court, official or any legal concept or thing shall, in respect of any jurisdiction other than England, be construed as references to the term or concept which most nearly corresponds to it in that jurisdiction;
(k)	references to £, GBP, pounds sterling, Sterling, pence and p are references to the lawful currency from time to time of the United Kingdom;
(l)	any phrase introduced by the terms including, include, in particular or any similar expression shall be construed as illustrative and shall not limit the sense of the words preceding those terms;
(m)	a reference to any other document referred to in this Agreement is a reference to that other document as amended, varied or supplemented at any time; and
(n)	references to this Agreement include this Agreement as amended or supplemented in accordance with its terms.
1.3	The Schedules form part of this Agreement and shall have the same force and effect as if set out in the body of this Agreement and any reference to this Agreement shall include the Schedules.

2.	Publication of the Announcement and the terms of the Acquisition
2.1	The obligations of the parties under this Agreement, other than this clause 2.1 and clauses 14 to 22 (inclusive) and 24 to 28 (inclusive), shall be conditional on the release of the Announcement via a Regulatory Information Service at or before 10:00 a.m. on the date of this Agreement or such later time and date as the parties may agree (and, where required by the Code, the Panel may approve). This clause 2.1 and clauses 14 to 22 (inclusive) and 24 to 28 (inclusive) shall take effect on and from execution of this Agreement.
2.2	The terms of the Acquisition shall be as set out in the Announcement, together with such other terms as may be agreed by the parties in writing (save in the case of an increase in the cash consideration to be paid to Scheme Shareholders under the terms of the Acquisition, which will be at the absolute discretion of Offeror and Bidco) and, where required by the Code, approved by the Panel. The terms of the Acquisition at the date of publication of the Acquisition Document shall be set out in the Acquisition Document.
3.	Regulatory clearances
3.1	The Offeror and Bidco shall use their best endeavours to ensure that the Clearances are obtained as soon as is reasonably practicable and, in any event, by the Longstop Date.
3.2	For the purposes of clause 3.1 and the satisfaction of the parties’ respective obligations under this Agreement, Offeror and Bidco acknowledge and agree that the obligation to use “best endeavours” under clause 3.1 may, among other things, require:
(a)	Offeror and Bidco to discuss, offer and agree to Remedies which entail the divestment of certain entities, assets, properties or businesses of the Offeror Group or the Jimmy Choo Group; and
(b)	if any Clearance remains outstanding by the Longstop Date, to the extent permitted by applicable Law, Offeror and Bidco to use best endeavours to enter into an arrangement with the Relevant Authorities or such other parties as may be necessary, by which the Acquisition could be completed before such outstanding Clearance is obtained and which maintains the Relevant Authorities’ ability to obtain an effective remedy under the relevant merger control provisions including any conditions, undertakings or hold-separate arrangements (Hold Separate Arrangements) and upon entering into any Hold Separate Arrangements to waive the Regulatory Conditions to which the relevant outstanding Clearance relates.
3.3	Except where otherwise required by Law or a Relevant Authority, Offeror and Bidco shall:

(a)	after prior consultation with and the approval of Jimmy Choo, determine the strategy for obtaining the Clearances including: (i) the timing and sequencing regarding the discussion, offer or agreement of Remedies with Relevant

Authorities; and (ii) the determination of any Remedies (if any are required) discussed with, offered to or agreed with Relevant Authorities;

(b)	contact and correspond with the Relevant Authorities in relation to such Clearances (including submitting and preparing all necessary filings, notifications and submissions), such things to be done after prior consultation with Jimmy Choo unless any such contact or correspondence relates to purely administrative matters; and
(c)	be responsible for the payment of all filing fees required in connection with the Clearances, save that JAB Luxury (in its capacity as a seller of shares in Jimmy Choo) shall be responsible for the direct payment via wire transfer on the date of filing of 50% of the filing fee required in connection with any necessary filings, notifications and submissions under the United States Hart-Scott-Rodino Antitrust Improvements Act of 1976.
3.4	Bidco, Offeror and Jimmy Choo shall:
(a)	provide each other, in a timely manner, with such information and assistance as may be reasonably required for:
(i)	Offeror and/or Bidco to determine, after prior consultation with Jimmy Choo, in which jurisdictions any merger control, regulatory or other filing, notification or submission with a Relevant Authority may be necessary for the purposes of obtaining the Clearances;
(ii)	Offeror and/or Bidco, or as may be required by applicable Law, Jimmy Choo, to make any filings, notifications or submissions to the Relevant Authorities as may be necessary in connection with the obtaining of the Clearances, taking into account all applicable waiting periods; and
(iii)	the identification, structuring and preparation of any Remedies; and
(b)	ensure that all information necessary:
(i)	for the making of (or responding to any requests for further information consequent upon) all such filings, notifications or submissions (including draft versions) necessary for the purposes of obtaining the Clearances; and
(ii)	the identification, structuring and preparation of any Remedies,
(and that is in the possession of, or reasonably obtainable by, such party (including from third parties through the exercise of contractual rights)) is supplied accurately and as promptly as reasonably practicable, it being acknowledged that a party shall not be in breach of this clause as a consequence of any inaccuracies in any information originating from a third party.
3.5	Except to the extent that to do so is prohibited by Law:

(a)	Bidco and/or Offeror, or as may be required by applicable Law, Jimmy Choo, will:
(i)	submit a filing, notification or submission (as required) to each Relevant Authority as soon as is reasonably practicable after the signing of this Agreement and in any event within any applicable mandatory time periods where it is necessary or expedient to do so to obtain the Clearances; and
(ii)	commence any pre-notification processes, as applicable, in respect of the filings required to obtain the Clearances as soon as reasonably practicable following the date of this Agreement and in any event no later than 25 August 2017;
(b)	each party shall as soon as reasonably practicable provide such cooperation as is reasonably required by the other party in connection with the preparation of all such filings, notifications or submissions (as required) referred to in clause 3.5(a) and in relation to the preparation of any other submissions, material correspondence or material communications to any Relevant Authority in connection with the Clearances;
(c)	each party shall provide, or procure the provision of, draft copies of all filings, submissions, material correspondence and material communications (including, in the case of non-written communications, reasonably detailed summaries of material non-written communications) intended to be sent or communicated to any Relevant Authority in relation to obtaining any Clearances to the other party and its legal advisers at such time as will allow the receiving party and its legal advisers a reasonable opportunity to provide comments on such filings, submissions, correspondence and communications before they are submitted, sent or made and each party shall provide the other party with copies of all such filings, submissions, material correspondence and material communications in the form finally submitted or sent (including, in the case of non-written communications, reasonably detailed summaries of material non-written communications);
(d)	each party shall have regard in good faith to comments made in a timely manner by the other party on draft copies of filings, submissions, material correspondence and material communications provided pursuant to clause 3.5(c);
(e)	each party shall notify the other party and provide copies (including, in the case of non-written communications, reasonably detailed summaries of material non-written communications), in a timely manner of any material correspondence or material communication from any Relevant Authority in relation to obtaining any Clearance;
(f)	each party shall keep the other party reasonably informed as to the progress of any notification submitted pursuant to clause 3.5(a) and shall allow the other party and its advisers:

(i)	to attend all meetings or material calls with any Relevant Authority or other persons or bodies (unless prohibited by the Relevant Authority, Law or other person or body) relating to obtaining any Clearance; and
(ii)	to make reasonable oral submissions at such meetings or calls; and
(g)	where reasonably requested by a party, and insofar as permitted by the Relevant Authority, the other party shall make available appropriate representatives for meetings and calls with any Relevant Authority in connection with the obtaining of any Clearances.
3.6	Each party undertakes to keep the other party informed promptly of:
(a)	developments which are material or potentially material to the obtaining of a Clearance; and
(b)	the satisfaction of the Regulatory Conditions.
3.7	Each party undertakes not to withdraw a filing, submission or notification made to any Relevant Authority pursuant to clause 3.5(a) without the prior consent of the other party (such consent not to be unreasonably withheld, conditioned or delayed).
3.8	If a provision of this Agreement obliges a party to disclose any information to another party:
(a)	which the disclosing party reasonably considers to be commercially or competitively sensitive;
(b)	which the disclosing party is prohibited from disclosing by Law or the terms of an existing contract; or
(c)	where such disclosure would result in the loss of privilege that subsists in relation to such information (including legal professional privilege), the disclosing party shall disclose the relevant information pursuant to the Clean Team Arrangements (including on an external counsel only basis) or as the disclosing party and the other parties may otherwise agree.
3.9	Each of Offeror and Bidco undertakes to Jimmy Choo that until the Regulatory Conditions are satisfied it shall not, and will procure that no other member of the Offeror Group shall, enter into an agreement for, or consummate, any acquisition or other transaction which would, or would be reasonably likely to, have the effect of preventing or materially delaying satisfaction of the Regulatory Conditions.
3.10	Where obligations of Jimmy Choo in this clause 3 are expressed to relate to Clearances, the defined term “Clearances” shall be deemed to be amended to remove the term “expedient”.
4.	Scheme Document
Each of Bidco and Offeror agrees:

(a)	promptly to provide to Jimmy Choo all such information about itself, its directors and the Offeror Group as may reasonably be requested and which is required by Jimmy Choo (having regard to the Code and other Law) for inclusion in the Scheme Document (including any information required under the Code or other Law);
(b)	promptly to provide Jimmy Choo with all such other assistance and access as may reasonably be required in connection with the preparation of the Scheme Document and any other document required under the Code or by other Law to be published in connection with the Acquisition, including access to, and ensuring the provision of reasonable assistance by, Offeror’s relevant professional advisers; and
(c)	to procure that the Offeror Directors accept responsibility, in the terms required by the Code, for all the information in the Scheme Document and any other document required under the Code or by other Law to be published in connection with the Acquisition relating to themselves (and members of their immediate families, related trusts and persons connected with them), the Offeror Group, the financing of the Acquisition, information on Offeror’s future plans for the Jimmy Choo Group, its management and employees, any statements of opinion, belief or expectation of the Offeror Directors in relation to the Acquisition or the enlarged group of Offeror following the Effective Date and any other information in the Scheme Document for which an offeror is required to accept responsibility under the Code.
5.	Implementation of the Acquisition
5.1	Where the Acquisition is being implemented by way of the Scheme:
(a)	each of Bidco and Offeror undertakes that, by no later than 11.59 p.m. on the Business Day immediately preceding the Court Hearing, it shall deliver a notice in writing to Jimmy Choo either:
(i)	confirming the satisfaction or waiver of all Conditions (other than Scheme Condition 2(c)); or
(ii)	confirming its intention to invoke a Condition (if permitted by the Panel) and providing reasonable details of the event which has occurred, or circumstances which have arisen, which Bidco reasonably considers entitle it to invoke the Condition and why Bidco considers such event or circumstance to be sufficiently material for the Panel to permit it to invoke such Condition;
(b)	where Offeror and Bidco confirm the satisfaction or waiver of all Conditions (other than Scheme Condition 2(c)) in accordance with clause 5.1(a)(i), Offeror and Bidco agree that Jimmy Choo shall be permitted to take the necessary steps to procure that the Court Hearing is duly held as soon as reasonably practicable thereafter (having regard to the proposed timetable agreed between Offeror and Jimmy Choo and included in the Scheme Document or in any subsequent agreed announcement regarding the implementation of the Acquisition); and

(c)	Offeror shall instruct counsel to appear on its and Bidco’s behalf at the Court Hearing and undertake to the Court to be bound by the terms of the Scheme in so far as it relates to Offeror and Bidco.
5.2	If the Offeror Board becomes aware of any fact, matter or circumstance that the Offeror Board reasonably considers would entitle it to invoke (and the Panel would permit it to so invoke) any of the Conditions, Offeror shall (subject to Law) inform Jimmy Choo providing reasonable details as soon as is reasonably practicable.
6.	Switching to the Takeover Offer
6.1	The parties currently intend that the Acquisition will be implemented by way of the Scheme. However, Offeror shall be entitled, with the consent of the Panel, to implement the Acquisition by way of the Takeover Offer rather than the Scheme (such election being a Switch) only if:
(a)	Jimmy Choo provides its prior written consent;
(b)	a third party announces a firm intention to make an offer for the issued and to be issued ordinary share capital of Jimmy Choo; or
(c)	the Jimmy Choo Directors withdraw their recommendation of the Acquisition.
6.2	In the event of any Switch, unless otherwise agreed with Jimmy Choo or required by the Panel:
(a)	the Acceptance Condition shall be set at not more than seventy five (75) per cent. of the Jimmy Choo Shares to which the Takeover Offer relates without the prior written consent of Jimmy Choo (and, where necessary, the Panel);
(b)	Offeror shall not and Bidco shall not take any action which would cause the Takeover Offer not to proceed, to lapse or to be withdrawn, in each case for non-fulfilment of the Acceptance Condition, prior to the 60th day after publication of the Offer Document and Offeror shall ensure that the Takeover Offer remains open for acceptances until such time;
(c)	Offeror shall ensure that the only conditions to the Takeover Offer shall be the Conditions; and
(d)	Offeror shall keep Jimmy Choo informed, on a confidential basis on the next Business Day following receipt of a written request from Jimmy Choo, of the number of Jimmy Choo Shareholders that have validly returned their acceptance or withdrawal forms or incorrectly completed their acceptance or withdrawal forms, the identity of such shareholders and the number of Jimmy Choo Shares to which such forms relate.
6.3	In the event of any Switch:
(a)	the parties agree that all provisions of this Agreement other than the provisions of clause 4, shall continue to apply save as set out in this clause 6.3;

(b)	the parties agree that all provisions of this Agreement relating to the Scheme and its implementation shall apply to the Takeover Offer or its implementation mutatis mutandis; and
(c)	Offeror and/or Bidco shall:
(i)	prepare, as soon as reasonably practicable, the Offer Document and Form of Acceptance;
(ii)	consult with Jimmy Choo as to the timing of publication of the Offer Document and the Form of Acceptance; and
(iii)	consult with Jimmy Choo as to the form and content of the Offer Document and the Form of Acceptance.
7.	Jimmy Choo Share Schemes
The parties agree that the provisions of Schedule 2 (Employee-related matters) shall apply with respect to certain matters relating to employees and the Jimmy Choo Share Plan.
8.	Directors’ and officers’ insurance
8.1	If and to the extent such obligations are permitted by Law, for six years after the Effective Date, Offeror shall procure that the members of the Jimmy Choo Group honour and fulfil their respective obligations (if any) existing as at the date of this Agreement to indemnify their respective directors and officers and to advance expenses, in each case with respect to matters existing or occurring at or prior to the Effective Date.
8.2	Offeror acknowledges that Jimmy Choo may purchase directors’ and officers’ liability insurance cover for both current and former directors and officers of the Jimmy Choo Group, including directors and officers who retire or whose employment is terminated as a result of the Acquisition, for acts and omissions up to and including the Effective Date, in the form of runoff cover for a period of up to ten years following the Effective Date. Such insurance cover shall be with reputable insurers and provide cover, in terms of amount and breadth, substantially equivalent to that provided under the Jimmy Choo Group’s directors’ and officers’ liability insurance as at the date of this Agreement, so long as the cost to purchase such runoff coverage insurance is not in excess of 300% of the last annual premium paid for its existing insurance (the Maximum Premium). If Jimmy Choo is unable to obtain such insurance for an amount less than or equal to the Maximum Premium, then Jimmy Choo shall instead obtain as much comparable insurance as possible for an annual premium equal to the Maximum Premium. Offeror agrees that it shall not cancel, revoke, amend or otherwise obstruct the operation of, any runoff cover obtained pursuant to this clause 8.2.

9.	Guarantee
9.1	Offeror irrevocably and unconditionally guarantees to Jimmy Choo the due and punctual performance and observance by Bidco of all its obligations under this Agreement (the Guarantee).
9.2	The Guarantee is to be a continuing security which shall remain in full force and effect until the obligations of Bidco under this Agreement have been fulfilled or shall have expired in accordance with the terms of this Agreement and the Guarantee is to be, in addition, and without prejudice to, and shall not merge with, any other right, remedy, guarantee or security which Jimmy Choo may now or hereafter hold in respect of all or any of the obligations of Bidco under this Agreement.
9.3	The liability of Offeror under the Guarantee shall not be affected, impaired or discharged by reason of any act, omission, matter or thing which, but for this provision, might operate to release or otherwise exonerate Bidco from its obligations including, without limitation:
(a)	any amendment, variation or modification to, or replacement of this Agreement;
(b)	the taking, variation, compromise, renewal, release, refusal or neglect to perfect or enforce any rights, remedies or securities against Bidco or any other person;
(c)	any time or indulgence or waiver given to, or composition made with, Bidco or any other person; or
(d)	Bidco becoming insolvent, going into receivership or liquidation or having an administrator appointed.
9.4	The Guarantee shall constitute primary obligations of Offeror and Jimmy Choo shall not be obliged to make any demand on Bidco or any other person before enforcing its rights against Offeror under the Guarantee.
9.5	If at any time any one or more of the provisions of the Guarantee is or becomes invalid, illegal or unenforceable in any respect under any Law, the validity, legality or enforceability of the remaining provisions hereof shall not be in any way affected if impaired thereby.
10.	Break Payment
10.1	Offeror undertakes to pay to Jimmy Choo the sum of £17,920,000 (seventeen million nine hundred and twenty thousand pounds sterling) (the Break Payment) by way of compensation for any loss or damage suffered by Jimmy Choo if the Announcement is released in accordance with clause 2.1 and after such Announcement any of the following events (each a Break Payment Event) occurs:
(a)	on or prior to the Longstop Date:

(i)	Offeror or Bidco invokes (and is permitted by the Panel to invoke) any Regulatory Condition so as to cause the Acquisition not to proceed, lapse or be withdrawn; or
(ii)	a Rule 12 Event takes place; or
(b)	any Regulatory Condition has not been satisfied or waived by Offeror or Bidco by 11.59 p.m. on the date which is 14 days prior to the Longstop Date.
10.2	No Break Payment shall be payable if:
(a)	at the time the relevant Break Payment Event occurs, this Agreement has already been terminated pursuant to clause 13, unless:
(i)	this Agreement has terminated pursuant to clause 13.1(d) as a result of a Regulatory Condition not having been satisfied or waived or becoming incapable of satisfaction or waiver; or
(ii)	this Agreement has terminated pursuant to clause 13.1(h) and the Scheme (or the Takeover Offer as the case may be) has:
(A)	lapsed as a result of a Rule 12 Event; or
(B)	been withdrawn or lapsed as a result of a Regulatory Condition being: (A) invoked by Offeror or Bidco; (B) becoming incapable of satisfaction by the Longstop Date and Offeror or Bidco stating that it will not be waived; or (C) not being capable of being waived and becoming incapable of satisfaction by the Longstop Date; or
(b)	the Break Payment Event was caused by or substantially contributed to by:
(i)	a failure by Jimmy Choo (or JAB Luxury) to submit a filing, notification or submission in relation to the Acquisition under the United States Hart-Scott-Rodino Antitrust Improvements Act of 1976, for which it is responsible, at least 70 calendar days prior to the Longstop Date; or

(ii)	a breach by Jimmy Choo of its obligations relating to the satisfaction of the Regulatory Conditions under clauses 3.4(a)(ii) to 3.4(a)(iii) and/or clauses 3.4(b)(i) to 3.4(b)(ii) where such breach has caused or substantially contributed to Offeror’s inability to satisfy the Regulatory Conditions in paragraph 3 of Part A to Appendix 1 to the Announcement by no later than 14 days prior to the Longstop Date provided that in each case Offeror has given Jimmy Choo a request in writing setting out in reasonable detail what information it requires from Jimmy Choo, and Jimmy Choo has subsequently failed to provide an appropriate response in substantial compliance within a reasonable period (not less than five working days, or such lesser period as may be required to comply with a Regulatory Authority’s deadline) from Jimmy Choo's receipt of the written request (it being agreed and understood that an "appropriate response" would not require the disclosure of any information or documentation: (i) which is not within Jimmy Choo's possession at the relevant time and not reasonably capable of being generated from information or documentation in its possession at the relevant time at a reasonable cost within the time available; or (ii) where such disclosure of information is prohibited from being disclosed by any law or regulation, and that disclosure in accordance with the terms of the Joint Defense Agreement will constitute an appropriate response).

10.3	Offeror shall pay the Break Payment by no later than ten (10) Business Days after the date of the Break Payment Event which causes it to become payable pursuant to clause 10.1.
10.4	All sums payable under this clause 10 shall be paid in the form of an electronic funds transfer for same day value to such bank account as may be notified by Jimmy Choo in writing to Offeror and shall be paid in full free from any deduction or withholding whatsoever (save only as may be required by Law) and without regard to any lien, right of set-off, counterclaim or otherwise. If any deduction or withholding is required by Law, Offeror shall be entitled to make the deduction or withholding but shall not be required to pay any additional amount with respect thereto.
10.5	If the Break Payment is paid in accordance with this clause 10, except with respect to: (i) fraud; and (ii) amounts payable by the Offeror and Bidco pursuant to the indemnity provision in clause 15.5, Jimmy Choo’s receipt of the Break Payment (plus any additional amounts in respect of VAT payable pursuant to clause 12) shall be the sole and exclusive remedy of Jimmy Choo against Offeror, Bidco, their affiliates and their respective directors and officers for any and all losses and damages suffered in connection with this Agreement and the transactions contemplated herein and in no circumstance shall Offeror be required to pay the Break Payment more than once or pay more than one Break Payment.
11.	Inducement Payment
11.1	Jimmy Choo undertakes to pay to Offeror the sum of £8,960,000 (eight million, nine hundred and sixty thousand pounds sterling) (or such lesser amount as would be required to ensure that: (a) the 1 per cent. limit on inducement payments in the Code is not exceeded; and (b) no approval of Jimmy Choo’s shareholders is required under chapter 10.2.7 of the Listing Rules) (the Inducement Payment) by way of compensation for any loss or damage suffered by Offeror if: (i) the Announcement is released in accordance with clause 2.1; and (ii) after such Announcement, a Competing Proposal completes, becomes effective or is declared or becomes unconditional in all respects (an Inducement Payment Event).
11.2	Jimmy Choo shall pay the Inducement Payment by no later than ten (10) Business Days after the date of the Inducement Payment Event which causes it to become payable pursuant to clause 11.1.

11.3	All sums payable under this clause 11 shall be paid in the form of an electronic funds transfer for same day value to such bank account as may be notified by Offeror in writing to Jimmy Choo and shall be paid in full free from any deduction or withholding whatsoever (save only as may be required by Law) and without regard to any lien, right of set-off, counterclaim or otherwise. If any deduction or withholding is required by Law, Jimmy Choo shall be entitled to make the deduction or withholding but shall not be required to pay any additional amount with respect thereto.

11.4	If the Inducement Payment is paid in accordance with this clause 11, except with respect to fraud, Offeror’s right to receive the Inducement Payment (plus any additional amounts in respect of VAT payable pursuant to clause 12) shall be the sole and exclusive remedy of Offeror or Bidco against Jimmy Choo, its affiliates and its directors and officers for any and all losses and damages suffered in connection with this Agreement and the transactions contemplated herein and in no circumstance shall Jimmy Choo be required to pay the Inducement Payment more than once or pay more than one Inducement Payment.
12.	VAT
12.1	The parties anticipate, and shall use all reasonable endeavours to secure, that neither the Break Payment nor the Inducement Payment is or will be treated as consideration (in whole or in part) for a taxable supply for VAT purposes.
12.2	If the Break Payment or the Inducement Payment is determined by HMRC to be (in whole or in part) consideration for a taxable supply and:
(a)	the person receiving the supply is the person required to account to HMRC for the VAT in respect of that supply, then, to the extent that the person receiving the supply:
(i)	cannot recover as input tax (whether by way of deduction, repayment or credit) any or all of that VAT, the person making the supply shall refund to the person receiving the supply such part of the Break Payment or Inducement Payment (as the case may be) as will mean that the Break Payment or Inducement Payment (as applicable), less the refunded amount, plus the irrecoverable VAT incurred under the reverse charge mechanism, is equal to: (x) (in the case of the Break Payment) £17,920,000 (seventeen million nine hundred and twenty thousand pounds sterling); or (y) (in the case of the Inducement Payment) £8,960,000 (eight million, nine hundred and sixty thousand pounds sterling) or, if applicable, such lesser amount as is required under clause 11.1; or
(ii)	can recover as input tax (whether by way of deduction, repayment or credit) the whole of any amount which is paid in respect of such VAT, then no amount shall be refunded by the person making the supply; or
(b)	the person making the supply is the person required to account to HMRC for the VAT in respect of that supply, then, to the extent that the person receiving the supply:

(i)	cannot recover as input tax (whether by way of deduction, repayment or credit) any amount which is paid in respect of such VAT, no additional amount shall be paid in respect of such VAT by the person receiving the supply and the Break Payment or the Inducement Payment (as applicable) shall be VAT inclusive;
(ii)	can recover as input tax (whether by way of deduction, repayment or credit) the whole of any amount which is paid in respect of such VAT, the person receiving the supply shall pay, in addition to the Break Payment or Inducement Payment (as applicable), an amount equal to the amount so recoverable; or
(iii)	can recover as input tax (whether by way of deduction, repayment or credit) part but not all of any amount in respect of such VAT, the person receiving the supply shall pay, in addition to the Break Payment or the Inducement Payment (as applicable), such amount as ensures that the aggregate of the Break Payment or the Inducement Payment (as applicable) and the amount paid pursuant to this clause 12.2(b)(iii), less the part of the amount in respect of such VAT that is so recoverable, equals the Break Payment or the Inducement Payment (as applicable).
12.3	Such adjusting payment(s) as may be required to give effect to:
(a)	clause 12.2(a)(i) above shall be made five Business Days after the later of the date on which:
(i)	the determination by HMRC that the Break Payment or the Inducement Payment (as applicable) is consideration for a taxable supply has been communicated to the party required to make such payment(s) (together with such evidence of it as it is reasonable in the circumstances to provide); and
(ii)	the VAT is required to be accounted for; or
(b)	clause 12.2(b)(ii) or clause 12.2(b)(iii) above shall be made five Business Days after the latest of the date on which:
(i)	the determination by HMRC that the Break Payment or the Inducement Payment (as applicable) is consideration for a taxable supply has been communicated to the party required to make such payment(s) (together with such evidence of it as it is reasonable in the circumstances to provide);
(ii)	the person making the supply for which the Break Payment or the Inducement Payment (as applicable) is consideration has submitted to the person receiving that supply a valid VAT invoice in respect of that supply; and
(iii)	the person receiving that supply has actually recovered an amount in respect of the VAT chargeable in respect of that supply (whether by way of deduction, repayment or credit).

12.4	In clauses 12.2 and 12.3, references to the person making the supply and the person receiving the supply include, where applicable, references to the representative member of any group of which such entity is a member for VAT purposes.
13.	Termination
13.1	Subject to clauses 13.2 and 13.3, this Agreement shall terminate and all obligations of the parties under this Agreement shall cease, as follows:
(a)	if agreed in writing between the parties;
(b)	if the Announcement is not released by 10:00 a.m. on the date of this Agreement (unless, prior to that time, the parties have agreed another time in accordance with clause 2.1);
(c)	upon service of written notice by Offeror to Jimmy Choo if one or more of the following occurs:
(i)	the Scheme Document (or Offer Document, as the case may be) and (if different) the document convening the Jimmy Choo General Meeting does not include the Jimmy Choo Board Recommendation, or Jimmy Choo makes an announcement prior to the publication of such document(s) that: (A) the Jimmy Choo Directors no longer intend to make such recommendation or intend to adversely modify or qualify such recommendation; (B) it will not convene the Court Meeting or the Jimmy Choo General Meeting; or (C) it intends not to post the Scheme Document or (if different) the document convening the Jimmy Choo General Meeting; or
(ii)	the Jimmy Choo Directors withdraw, adversely modify or adversely qualify the Jimmy Choo Board Recommendation;
(d)	upon service of written notice by Offeror to Jimmy Choo prior to the Longstop Date stating that either:
(i)	any Condition which has not been waived is (or has become) incapable of satisfaction by the Longstop Date and, notwithstanding that Offeror and/or Bidco has the right to waive such Condition, Offeror and/or Bidco will not do so; or
(ii)	any Condition which is incapable of waiver is (or has become) incapable of satisfaction by the Longstop Date, in each case in circumstances where the invocation of the relevant Condition (or confirmation that the Condition is incapable of satisfaction, as appropriate) is permitted by the Panel;
(e)	upon service of written notice by Offeror to Jimmy Choo if the Jimmy Choo Resolutions are not passed at either or both the Court Meeting or the Jimmy Choo General Meeting;

(f)	upon service of written notice by Offeror to Jimmy Choo, if a Competing Proposal: (i) is recommended by the Jimmy Choo Board; or (ii) completes, becomes effective or is declared or becomes unconditional in all respects;
(g)	upon service of written notice by Offeror to Jimmy Choo or by Jimmy Choo to Offeror following a Break Payment Event or an Inducement Payment Event;
(h)	if the Acquisition is, with the permission of the Panel, withdrawn or lapses in accordance with its terms prior to the Longstop Date (other than where: (i) such lapse or withdrawal is as a result of the exercise of Offeror’s right to effect a Switch; or (ii) it is otherwise to be followed within five (5) Business Days by an announcement under Rule 2.7 of the Code made by Offeror or a person acting in concert with Offeror to implement the Acquisition by a different scheme or offer on substantially the same or improved terms); or
(i)	unless otherwise agreed by the parties in writing, if the Effective Date has not occurred on or before the Longstop Date.
13.2	Termination of this Agreement shall be without prejudice to the rights of the parties which have arisen prior to termination, including any claim in respect of a breach of this Agreement. For the avoidance of doubt, if this Agreement is terminated pursuant to clause 13.1, Offeror will remain obliged to pay the Break Payment (plus for the avoidance of doubt, any amount in respect of VAT payable pursuant to clause 12) to the extent that it had become due and payable at or prior to any such termination (subject to the provisions of the Agreement then in force) on the occurrence of the Break Payment Event.
13.3	The following provisions shall survive termination of this Agreement: clauses 8, 10, 11, 12, 15.4, 15.5, 16 to 22 (inclusive), 24 to 28 (inclusive), this clause 13 and all related provisions of clause 1. For the avoidance of doubt, Jimmy Choo will remain obliged to pay any Inducement Payment (plus, for the avoidance of doubt, any amount in respect of VAT payable pursuant to clause 12) payable in accordance with clause 11 if this Agreement has been terminated pursuant to clause 13.1(f).
14.	Takeover Code
14.1	Nothing in this Agreement shall in any way limit the parties’ obligations under the Code, and any uncontested rulings of the Panel as to the application of the Code in conflict with the terms of this Agreement shall take precedence over such terms of this Agreement.
14.2	The parties agree that, if the Panel determines that any provision of this Agreement that requires Jimmy Choo to take or not to take any action, whether as a direct obligation or as a condition to any other person’s obligation (however expressed), is not permitted by Rule 21.2 of the Code, that provision shall have no effect and shall be disregarded.
14.3	Nothing in this Agreement shall oblige Jimmy Choo or the Jimmy Choo Directors to recommend a Scheme or Takeover Offer proposed by Offeror or any member of its Group.

14.4	Without prejudice to the representations and warranties given by the parties pursuant to clause 15, nothing in this Agreement shall be taken to restrict the directors of any member of the Offeror Group or the Jimmy Choo Group from complying with Law, orders of court or regulations, including the Code, the Listing Rules and the rules and regulations of the Panel and the UK Listing Authority.
15.	Representations and warranties
15.1	Each party represents and warrants to the other parties on the date of this Agreement that:
(a)	it has the requisite power and authority to enter into and perform its obligations under this Agreement;
(b)	this Agreement constitutes its binding obligations in accordance with its terms; and
(c)	the execution and delivery of, and performance of its obligations under, this Agreement will not:
(i)	result in any breach of any provision of its constitutional documents;
(ii)	result in a breach of, or constitute a default under, any instrument which is material in the context of the Acquisition to which it is a party or by which it is bound; or
(iii)	result in a breach of any order, judgment, or decree of any court or governmental agency to which it is a party or by which it is bound.
15.2	Offeror represents and warrants to Jimmy Choo that as at the date of this Agreement it is not aware of any material matter or circumstance which would or could reasonably be expected to result in any of the Conditions not being satisfied.
15.3	No party shall have any claim against any other parties pursuant to clause 15.1 or 15.2 for misrepresentation or breach of warranty after the Effective Date (without prejudice to any right to make a claim for fraudulent misrepresentation or fraudulent misstatement).
15.4	Each of Bidco and Offeror acknowledges and agrees that any information and/or assistance provided by any of Jimmy Choo’s directors, officers, employees or advisers (each, a Jimmy Choo Representative) to it and/or any of its respective Connected Persons whether before, on or after the date of this Agreement: (i) pursuant to the obligations of Jimmy Choo or of any member of the Jimmy Choo Group under or otherwise in connection with this Agreement; (ii) in connection with the Acquisition; or (iii) in connection with the Formal Sale Process more generally, shall in each case be given on the basis that the relevant Jimmy Choo Representative shall not incur any liability, whether in contract, tort (including negligence) or otherwise, in respect of any loss or damage that Bidco and/or Offeror and/or any of Bidco’s or Offeror’s respective Connected Persons may suffer as a result of the provision of any such information and/or assistance (save, in each case, for loss or damage resulting from the fraudulent misrepresentation of the Jimmy Choo Representative).

15.5	Offeror and Bidco shall indemnify and hold harmless Jimmy Choo and its Connected Persons on demand from and against any losses, liabilities, claims, costs and expenses (including those suffered or incurred by Jimmy Choo or its Connected Persons as a result of defending any claim), and shall not make (and shall procure that its Connected Persons shall not make) any claim or demand against Jimmy Choo or its Connected Persons, in each case arising in relation to the provision of information and/or assistance by Jimmy Choo or its Connected Persons to Offeror, Bidco or any of their Connected Persons for the arrangement by Offeror or Bidco of, and entry into, any debt financing (including any facility agreement or bond financing) in connection with the Acquisition and any filings required to be made by Offeror with the US Securities and Exchange Commission.
16.	Costs
Except as otherwise provided in this Agreement, each party shall pay its own Costs incurred in connection with negotiating, preparing and completing this Agreement or otherwise in connection with the Acquisition.
17.	Entire agreement
17.1	Without prejudice to the terms of the Announcement or the Acquisition Document, this Agreement, the Clean Team Arrangements and the Confidentiality Agreements together set out the entire agreement between the parties relating to the Acquisition and supersede any previous draft, agreement, arrangement or understanding, whether in writing or not, relating to the Acquisition.
17.2	Each party acknowledges that in entering into this Agreement it is not relying upon any pre-contractual statement that is not set out in this Agreement, the Clean Team Arrangements or the Confidentiality Agreements.
17.3	Except in the case of fraud or fraudulent misrepresentation, no party shall have any right of action against any other party to this Agreement arising out of or in connection with any pre-contractual statement except to the extent that it is repeated in this Agreement, the Clean Team Arrangements or the Confidentiality Agreements.
17.4	For the purposes of this clause, pre-contractual statement means any draft, agreement, undertaking, representation, warranty, promise, assurance or arrangement of any nature whatsoever, whether or not in writing, relating to the subject matter of this Agreement, the Clean Team Arrangements or the Confidentiality Agreement made or given by any person at any time prior to the entry into of this Agreements.
17.5	Nothing in this Agreement shall limit any liability for (or remedy in respect of) fraud or fraudulent misrepresentation.
17.6	Each party agrees to the terms of this clause 17 on its own behalf.
18.	Assignment
Unless the parties specifically agree in writing, no person shall assign, transfer, charge or otherwise deal with all or any of its rights under this Agreement nor grant, declare, create or dispose of any right or interest in it.

19.	Notices
19.1	Any notice to be given by one party to the other parties in connection with this Agreement shall be in writing in English and signed by or on behalf of the party giving it. It shall be delivered by hand, e-mail, registered post or courier using an internationally recognised courier company.
19.2	A notice shall be effective upon receipt and shall be deemed to have been received: (i) at the time of delivery, if delivered by hand, registered post or courier; or (ii) at the time of transmission if delivered by e-mail. Where delivery occurs outside Working Hours, notice shall be deemed to have been received at the start of Working Hours on the next following Business Day.
19.3	The addresses and e-mail addresses of the parties for the purpose of clause 19.1 are:
Offeror
Address:	33 Kingsway, London, WC2B 6UF, United Kingdom
E-mail:	Krista.McDonough@michaelkors.com
For the attention of:	Krista A. McDonough

With a copy (which shall not constitute notice) to:
Address:	Slaughter and May, One Bunhill Row, London EC1Y 8YY
E-mail:	Jeffrey.Twentyman@slaughterandmay.com
For the attention of:	Jeffrey Twentyman

Address:	Paul, Weiss, Rifkind, Wharton & Garrison LLP, 1285 Avenue of the Americas, New York, NY 10019-6064, United States of America
E-mail:	JHamill@paulweiss.com
For the attention of:	Justin Hamill

Bidco
Address:	33 Kingsway, London, WC2B 6UF, United Kingdom
E-mail:	Krista.McDonough@michaelkors.com
For the attention of:	Krista A. McDonough

With a copy (which shall not constitute notice) to each of:
Address:	Slaughter and May, One Bunhill Row, London EC1Y 8YY
E-mail:	Jeffrey.Twentyman@slaughterandmay.com
For the attention of:	Jeffrey Twentyman

Address:	Paul, Weiss, Rifkind, Wharton & Garrison LLP, 1285 Avenue of the Americas, New York, NY 10019-6064, United States of America
E-mail:	JHamill@paulweiss.com
For the attention of:	Justin Hamill

Jimmy Choo
Address:	10 Howick Place, London, SW1P 1GW
E-mail:	hmerritt@jimmychoo.com
For the attention of:	General Counsel

With a copy (which shall not constitute notice) to:
Address:	Freshfields Bruckhaus Deringer, 65, Fleet Street, EC4Y 1HS
E-mail:	christopher.mort@freshfields.com
For the attention of:	Christopher Mort

19.4	Each party shall notify the other parties in writing of any change to its details in clause 19.3 from time to time.
20.	Language
Each language of communication under or in connection with this Agreement shall be in English.
21.	Waivers, rights and remedies
21.1	The rights and remedies provided for in this Agreement are cumulative and not exclusive of any other rights or remedies, whether provided by Law or otherwise.
21.2	No failure to exercise, or delay in exercising, any right under this Agreement or provided by Law shall affect that right or operate as a waiver of the right. The single or partial exercise of any right under this Agreement or provided by Law shall not preclude any further exercise of it.
21.3	Without prejudice to any other rights or remedies that the other parties may have, each party acknowledges and agrees that damages may not be an adequate remedy for any breach by it of this Agreement and that accordingly the other parties may be entitled, without proof of special damages, to the remedies of injunction, specific performance or other equitable relief for any threatened or actual breach of this Agreement by any party and no proof of special damages shall be necessary for the enforcement by any party of the rights under this Agreement.
22.	No partnership
No provision of this Agreement creates a partnership between the parties or makes a party the agent of the other parties for any purpose. A party has no authority or power to bind, to contract in the name of, or to create a liability for the other parties in any way or for any purpose.
23.	Further assurances
At the Cost of the requesting party, each party shall (and shall procure that members of its Group shall and shall use reasonable endeavours to procure that any necessary third party shall) execute such documents and do such acts and things as the requesting party may reasonably require for the purpose of giving the full benefit of this Agreement to the requesting party.
24.	Counterparts
This Agreement may be executed in any number of counterparts, and by each party on separate counterparts. Each counterpart is an original, but all counterparts shall together constitute one and the same instrument. Delivery of a counterpart of this Agreement by e-mail attachment or telecopy shall be an effective mode of delivery.
25.	Variations
25.1	No variation of this Agreement shall be valid unless it is in writing and duly executed by or on behalf of all of the parties to it.
25.2	If this Agreement is varied:
(a)	the variation shall not constitute a general waiver of any provisions of this Agreement;
(b)	the variation shall not affect any rights, obligations or liabilities under this Agreement that have already accrued up to the date of variation; and
(c)	the rights and obligations of the parties under this Agreement shall remain in force, except as, and only to the extent that, they are varied.
26.	Invalidity
26.1	Each of the provisions of this Agreement is severable.
26.2	If and to the extent that any provision of this Agreement:
(a)	is held to be, or becomes, invalid or unenforceable under the Law of any jurisdiction; but
(b)	would be valid, binding and enforceable if some part of the provision were deleted or amended, then the provision shall apply with the minimum modifications necessary to make it valid, binding and enforceable and neither the validity or enforceability of the remaining provisions of this Agreement, nor the validity or enforceability of that provision under the Law of any other jurisdiction, shall in any way be affected or impaired as a result of this clause 26.2.

27.	Third party enforcement rights
27.1	Each of the persons to whom clause 8.1, 8.2, 12, 15.4 or 15.5 applies may under the Contracts (Rights of Third Parties) Act 1999 enforce the terms of clauses 8.1, 8.2, 12, 15.4 or 15.5 (as applicable). This right is subject to: (i) the rights of the parties to amend or vary this Agreement without the consent of any other person; and (ii) the other terms and conditions of this Agreement.
27.2	Except as set out in clause 27.1, a person who is not a party to this Agreement shall have no right under the Contracts (Rights of Third Parties) Act 1999 to enforce any of its terms.
28.	Governing law and jurisdiction
28.1	This Agreement and any non-contractual obligations arising out of or in connection with this Agreement shall be governed by, and interpreted in accordance with, English law.
28.2	The English courts shall have exclusive jurisdiction in relation to all disputes (including claims for set-off and counterclaims) arising out of or in connection with this Agreement, including disputes arising out of or in connection with: (i) the creation, validity, effect, interpretation, performance or non-performance of, or the legal relationships established by, this Agreement; and (ii) any non-contractual obligations arising out of or in connection with this Agreement. For these purposes each party irrevocably submits to the jurisdiction of the English courts and waives any objection to the exercise of such jurisdiction.
28.3	Offeror shall at all times maintain an agent for service of process and any other documents in proceedings in England and Wales or any other proceedings in connection with this Agreement. That agent shall be JAG Acquisitions (UK) Limited currently of 33 Kingsway, London WC2B 6UF. Any claim form, judgment or other notice of legal process shall be sufficiently served on Offeror if delivered to such agent at its address for the time being. Offeror waives any objection to such service.
28.4	Offeror irrevocably undertakes not to revoke the authority of its agent and if, for any reason, Jimmy Choo requests Offeror to do so, Offeror shall promptly appoint another such agent with an address in England and advise the other parties of the agent’s details. If, following such a request, Offeror fails to appoint another agent within 10 Business Days, Jimmy Choo shall be entitled to appoint one on behalf of Offeror at Offeror’s expense. Nothing in this Agreement shall affect Jimmy Choo’s right to serve process in any other manner permitted by Law.

In witness whereof this Agreement has been entered into on the date stated on page 1.

SIGNED by	)	/s/ John D. Idol
for and on behalf of	)	John D. Idol
MICHAEL KORS HOLDINGS LIMITED	)

SIGNED by	)	/s/ David Provenzano
for and on behalf of	)	David Provenzano
JAG ACQUISITIONS (UK) LIMITED	)

SIGNED by	)	/s/ Robert Steven Singer
for and on behalf of	)	Robert Steven Singer
JIMMY CHOO PLC	)

Schedule 1
Form of Announcement

Schedule 2
Employee-related matters
Jimmy Choo, Bidco and Offeror agree that the following arrangements shall apply with respect to certain matters relating to employees and to the Jimmy Choo Share Plan:
For the purposes of this Schedule:
Jimmy Choo Remuneration Committee means the remuneration committee of the Jimmy Choo Board as constituted immediately prior to the date of the Court Order; and
Trust means the employee benefit trust known as the Jimmy Choo Employees’ Benefit Trust.
Outstanding Options and Awards
1.1	Jimmy Choo confirms that the following options and awards are outstanding under the Jimmy Choo Share Plan as at the date of this Agreement:
(a)	options over 1,903,231 Jimmy Choo Shares (the “JC PLC Awards”); and
(b)	options and awards over 8,350,000 Jimmy Choo Shares (the “One-off Share Awards”).
The Jimmy Choo Share Plan
1.2	Offeror and Bidco agree that Jimmy Choo may amend the rules of the Jimmy Choo Share Plan in relation to the time at which options may be exercised or awards vest if, in the opinion of the Jimmy Choo Remuneration Committee, such amendments are necessary or desirable to facilitate the administration of the Jimmy Choo Share Plan or to obtain or maintain favourable tax treatment for participants in such plan or any member of the Jimmy Choo Group. Jimmy Choo agrees that such amendments shall only be made following prior consultation with the Offeror and Bidco, and that any representations made by the Offeror and Bidco shall be considered by Jimmy Choo in good faith prior to making the implementation of any amendments.
1.3	Offeror and Bidco acknowledge that whether, and the extent to which, options and awards outstanding under the Jimmy Choo Share Plan at the date of the Court Order vest or become exercisable in connection with the Acquisition is to be determined in accordance with the rules of the Jimmy Choo Share Plan and the actions taken and discretions exercised pursuant to those rules by the Jimmy Choo Board or Jimmy Choo Remuneration Committee.
General Obligation
1.4	Offeror, Bidco and Jimmy Choo agree that shareholder approval will be sought for an amendment to the articles of association of Jimmy Choo so that any Jimmy Choo Shares transferred or issued after the Scheme Record Time pursuant to the exercise of options or vesting of awards under the Jimmy Choo Share Plan will be compulsorily acquired by Offeror or Bidco on the same terms as were available to other Jimmy Choo Shareholders under the Acquisition.

1.5	Vesting, exercise and settlement under the Jimmy Choo Share Plan as described herein will be subject to any required deductions for income taxes and national insurance and similar social security deductions or contributions.
Employee Benefit Trust
1.6	As at 25 July 2017, the Trust held 11,146,094 unallocated Jimmy Choo Shares. Subject always to Jimmy Choo’s ability to make recommendations to the trustee of the Trust to use the unallocated Jimmy Choo Shares to satisfy awards vesting or options being exercised in the normal course prior to the date of the Court Order, Offeror, Bidco and Jimmy Choo agree that the trustee of the Trust will be requested to agree to satisfy certain options and awards vesting or becoming exercisable as a consequence of the Court Order, using these unallocated Jimmy Choo Shares in priority to Jimmy Choo issuing Jimmy Choo Shares to satisfy such options and awards. If the trustee of the Trust does not agree to this request, any unallocated Jimmy Choo Shares shall remain in the Trust and be subject to the Acquisition.
1.7	Offeror acknowledges that the Trust entered into certain funding arrangements with JAB Luxury. In connection with the Acquisition, Offeror and Bidco agree that Jimmy Choo may take such steps as it considers necessary to provide funds to the Trust to enable the Trust to pay any amount that it may owe to JAB Luxury under those funding arrangements, to the extent that the Trust is not able to do so, including but not limited to Jimmy Choo making a loan or gift of funds to the Trust.
Annual bonus arrangements
1.8	Offeror and Bidco acknowledge that Jimmy Choo operates annual bonus arrangements, commission schemes and retention arrangements for employees of the Jimmy Choo Group. Jimmy Choo shall continue to operate these arrangements for the performance periods constituting the financial years ending 31 December 2017 (if the Effective Date has not occurred by that time) in accordance with its normal practice and in a manner consistent with historic practice.
Communications
1.9	Jimmy Choo agrees to assist Offeror and Bidco and their advisers to prepare, in a form to be agreed between Offeror, Bidco and Jimmy Choo, communications to each of the participants in the Jimmy Choo Share Plan to enable Offeror and Bidco to satisfy their obligations under Rule 15 of the Code, provided that Jimmy Choo shall create the first draft of such communication, and to send or arrange for the sending of any such communications to participants at the appropriate time (such time to be agreed between the parties).
Employment matters
1.10	Offeror and Bidco will fully safeguard the contractual and statutory employment rights and accrued pension rights of all management and employees of the Jimmy Choo Group and the contractual and other entitlements in relation to pension and employment rights of existing employees will be complied with.